Exhibit (g)(8)
LIST OF FUNDS
TO
THE CUSTODIAN AGREEMENT
BETWEEN
STI CLASSIC FUNDS
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 1/15/2008
The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 1/29/2003 “the Agreement”:
STI CLASSIC INSTITUTIONAL CASH MANAGEMENT MONEY MARKET FUND
STI CLASSIC INTERNATIONAL EQUITY FUND
STI CLASSIC INTERNATIONAL EQUITY INDEX FUND
STI CLASSIC INTERNATIONAL EQUITY 130/30 FUND
STI REAL ESTATE 130/30 FUND
STI CLASSIC STRATEGIC INCOME FUND
STI CLASSIC U.S. EQUITY 130/30 FUND